Exhibit 99.1

                                VSB Bancorp, Inc.
                    Fourth Quarter 2005 Results of Operations
                            Year End Income Up 12.9%


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. -- January 11, 2006. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $645,602 for the fourth quarter of 2005, a 3.3% decrease from the fourth quarter of 2004. The following unaudited figures were released today. Pre-tax income was $1,208,360 in the fourth quarter of 2005 as compared to $1,248,801 for the fourth quarter of 2004, a decrease of $40,441, or 3.2%. Net income was $645,602, or basic income of $0.45 per common share, as compared to a net income of $667,259, or $0.47 basic income per common share, for the quarter ended December 31, 2004.

The $21,657 decrease in net income was a result of an increase in non-interest expense of $36,329, a decrease in non-interest income of $26,719 and an increase in the provision for loan loss of $10,000, which were partially offset by an increase in net interest income of $32,607 and a decrease in income tax expense of $18,784. Total assets were $215.8 million at December 31, 2005, a decrease of $19.9 million, or 8.5%, from December 31, 2004. Total deposits were $193.3 million at December 31, 2005, a decrease of $22.2 million, or 10.3%, during the year ending 2005. The Bancorp's Tier 1 capital ratio of 9.40% includes, as Tier 1 capital, $5.0 million (25% of its Tier 1 capital) from the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average investment securities were reduced by $3.8 million and $9.8 million, respectively, from the fourth quarter of 2004 to the fourth quarter of 2005. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 36% of average total deposits for the fourth quarter of 2005, compared to 44% for the fourth quarter of 2004. Average time deposits grew by $13.0 million from the fourth quarter of 2004. The Company's interest rate spread and interest rate margin were 3.94% and 4.61%, respectively, for the quarter ending December 31, 2005 as compared to 3.93% and 4.43%, respectively, for the quarter ended December 31, 2004. Non-interest income decreased $26,719, to $468,367, in the fourth quarter of 2005. Non-interest expense totaled $1.7 million, an increase of $36,329 from the fourth quarter of 2004. The growth in non-interest expense is directly attributable to, increases in health insurance costs and legal fees, an increase in other expenses due to increased costs of services. The legal fee increase involves legal matters in which the Company's subsidiary is either a garnishee or holder of extensive subpoenaed records.

Pre-tax income grew to $4,806,903 for the year ended of 2005, as compared to $4,257,982 for 2004, an increase of $548,921, or 12.9%. Net income for the year ended December 31, 2005 was $2,567,429, or basic income of $1.78 per common share, as compared to a net income of $2,274,578, or basic income of $1.60 per common share, for the year ended December 31, 2004. The $292,851 growth in net income was

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

attributable to an increase in net interest income of $790,809, a decrease in the provision for loan loss of $210,000, and an increase in non-interest income of $214,319, partially offset by an increase in non-interest expense of $666,207. Income tax expense also increased $256,070 between the periods as pre-tax income increased.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated, "Year end earnings were up over 12% from 2004, another strong year for our Company. The current interest rate environment and the softening of the real estate market will pose some challenges for us in the coming year. The branch application for our sixth branch site in Great Kills has been approved and construction has begun." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our earnings per share were $0.45 for the fourth quarter of 2005, our Return on Assets was 1.15% and our Return on Equity was 17.68% for this quarter. We look forward to opening our fifth branch at 1065 Bay Street and our next branch in Great Kills. Increasing our branches is another way of enhancing our position as the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $14.5 million since the Bank was formed. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. We received regulatory approval to open our fifth branch at 1065 Bay Street, in the Rosebank section of Staten Island and for our sixth branch location in the Great Kills section of Staten Island.

FORWARD LOOKING STATEMENTS

     This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.

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

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                December 31, 2005
                                   (unaudited)

                                                             December 31,    December 31,
                                                                 2005            2004
                                                            -------------    -------------
Assets:

 Cash and cash equivalents                                  $  31,324,147    $  35,659,073
 Investment securities, available for sale                    106,023,293      128,532,767
 Loans receivable                                              73,944,105       68,046,885
  Allowance for loan loss                                      (1,153,298)      (1,299,520)
                                                            -------------    -------------
    Loans receivable, net                                      72,790,807       66,747,365
 Bank premises and equipment, net                               1,441,087        1,817,284
 Accrued interest receivable                                      728,627          745,368
 Deferred taxes                                                 2,298,195        1,462,940
 Other assets                                                   1,169,556          719,670
                                                            -------------    -------------
      Total assets                                          $ 215,775,712    $ 235,684,467
                                                            =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                                     $  66,692,436    $ 101,560,932
    NOW                                                        23,574,056       21,574,053
    Money market                                               20,177,240       23,388,850
    Savings                                                    14,809,010       14,159,026
    Time                                                       67,731,273       54,470,507
                                                            -------------    -------------
       Total Deposits                                         192,984,015      215,153,368
 Escrow deposits                                                  267,144          270,105
 Subordinated debt                                              5,155,000        5,155,000
 Accounts payable and accrued expenses                          2,553,208        2,149,548
                                                            -------------    -------------
     Total liabilities                                        200,959,367      222,728,021
                                                            -------------    -------------

Employee Stock Ownership Plan Repurchase Obligation               284,938          126,825

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,509,822 issued and
    outstanding at Dec. 31, 2005 and 1,505,022 issued
    and outstanding at December 31, 2004)                             151              150
 Additional paid in capital                                     8,742,673        8,818,313
 Retained earnings                                              8,621,693        6,054,264
 Unallocated ESOP shares                                       (1,408,983)      (1,578,061)
 Accumulated other comprehensive loss, net
   of taxes of $1,242,278 and $405,662,
   respectively                                                (1,424,127)        (465,045)
                                                            -------------    -------------

    Total stockholders' equity                                 14,531,407       12,829,621
                                                            -------------    -------------

     Total liabilities and stockholders'
        equity                                              $ 215,775,712    $ 235,684,467
                                                            =============    =============

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

                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                December 31, 2005
                                   (unaudited)

                                             Three months    Three months        Year            Year
                                                 ended           ended           ended           ended
                                             Dec. 31, 2005   Dec. 31, 2004   Dec. 31, 2005   Dec. 31, 2004
                                             -------------   -------------   -------------   -------------
Interest and dividend income:
 Loans receivable                            $  1,634,396    $  1,387,290    $  5,828,338    $  5,340,281
 Investment securities                          1,155,234       1,236,737       4,870,635       4,052,186
 Other interest earning assets                    269,223         126,478         585,512         279,758
                                             ------------    ------------    ------------    ------------
     Total interest income                      3,058,853       2,750,505      11,284,485       9,672,225

Interest expense:
 NOW                                               26,269          24,773         104,620         100,941
 Money market                                      68,138          49,200         229,906         195,269
 Savings                                           19,838          18,040          79,073          63,130
 Subordinated debt                                 89,040          89,040         356,159         356,159
 Time                                             419,263         165,754       1,200,566         433,374
                                             ------------    ------------    ------------    ------------
     Total interest expense                       622,548         346,807       1,970,324       1,148,873

Net interest income                             2,436,305       2,403,698       9,314,161       8,523,352
Provision (benefit) for loan loss                  30,000          20,000         (60,000)        150,000
                                             ------------    ------------    ------------    ------------
    Net interest income
       after provision for loan loss            2,406,305       2,383,698       9,374,161       8,373,352

Non-interest income:
 Loan fees                                         12,523          20,418          92,531          77,724
 Service charges on deposits                      390,419         445,534       1,685,198       1,709,787
 Net rental income                                  7,229           4,219         177,963          27,812
 Other income                                      58,196          24,915         161,948          87,998
                                             ------------    ------------    ------------    ------------
     Total non-interest income                    468,367         495,086       2,117,640       1,903,321

Non-interest expenses:
 Salaries and benefits                            948,404         935,393       3,780,485       3,418,905
 Occupancy expenses                               251,912         240,358         976,949         947,954
 Legal expense                                     55,746          13,183         173,178         134,371
 Professional fees                                 45,000          89,450         222,000         235,041
 Computer expense                                  64,401          59,210         241,396         255,350
 Other expenses                                   300,849         292,389       1,290,890       1,027,070
                                             ------------    ------------    ------------    ------------
     Total non-interest expenses                1,666,312       1,629,983       6,684,898       6,018,691

       Income before income taxes               1,208,360       1,248,801       4,806,903       4,257,982
                                             ------------    ------------    ------------    ------------

Provision (benefit) for income taxes:
 Current                                          573,274         670,408       2,238,114       2,253,972
 Deferred                                         (10,516)        (88,866)          1,360        (270,568)
                                             ------------    ------------    ------------    ------------
     Total provision for income taxes             562,758         581,542       2,239,474       1,983,404

              Net income                     $    645,602    $    667,259    $  2,567,429    $  2,274,578
                                             ============    ============    ============    ============

Basic income per common share                $       0.45    $       0.47    $       1.78    $       1.60
                                             ============    ============    ============    ============

Diluted net income per share                 $       0.43    $       0.45    $       1.73    $       1.54
                                             ============    ============    ============    ============

Book value per common share                  $       9.81    $       8.61    $       9.81    $       8.61
                                             ============    ============    ============    ============

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